Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-217206

Relating to Preliminary Prospectus Supplement filed February 5, 2018

Dated February 9, 2018

PRICING TERM SHEET

SB Financial Group, Inc.

1,449,275 Shares of Common Stock

February 9, 2018

Issuer:	SB Financial Group, Inc.

Number of Firm Shares Offered:	1,449,275 shares of common stock, no par value

Number of Option Shares Offered:	217,391 shares of common stock, no par value

Public Offering Price:	$18.00 per share

Approximate Net Proceeds to the Issuer After Underwriting Discounts and Commissions:	Approximately $24,566,950 million (or approximately $28,251,989 million assuming full exercise of the option to purchase additional shares)

This free writing prospectus relates to SB Financial Group, Inc. and should be read together with the prospectus supplement and prospectus (referenced below) relating to the offering of the shares of common stock of SB Financial Group, Inc.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made pursuant to a prospectus supplement and prospectus filed as part of an effective shelf registration statement on Form S-3 (File No. 333-217206) filed with the U.S. Securities and Exchange Commission (the “SEC”). Prospective investors, including current shareholders interested in participating in the offering, should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. These documents may be obtained at no charge from the SEC’s website at http://www.sec.gov, or from FIG Partners, LLC, 1475 Peachtree Street NE, Suite 800, Atlanta, GA 30309, by calling 1-404-601-7200.